Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 5th day of January, 2021, with an effective date of January 1, 2021 (the “Effective Date”) by and between CytRx Corporation, a Delaware corporation (“Employer”), and John Caloz, an individual and resident of the State of California (“Employee”).

WHEREAS, Employer desires to continue to employ Employee, and Employee is willing to continue to be employed by Employer, on the terms set forth in this Agreement.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1. Employment. Effective as of the Effective Date, Employer shall continue to employ Employee, and Employee shall serve, as Employer’s Chief Financial Officer on the terms set forth herein.

2. Duties; Place of Employment. Employee shall perform in a professional and business-like manner, and to the best of his ability, the duties described on Schedule 1 to this Agreement and such other duties as are assigned to him from time to time by Employer’s Chairman of the Board and Chief Executive Officer. Employee understands and agrees that his duties, title and authority may be changed from time to time in the discretion of Employer’s Chairman of the Board and Chief Executive Officer. Employee’s services hereunder shall be rendered at Employer’s principal executive office, except for travel when and as required in the performance of Employee’s duties hereunder. Notwithstanding the foregoing, Employer understands and agrees that Employee shall be entitled to render his services hereunder from his home when necessary and as agreed with his supervisor.

3. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and to discharge his duties hereunder.

4. Term. The term (the “Term”) of Employee’s employment hereunder shall commence on the Effective Date and shall expire on December 31, 2021 unless sooner terminated in accordance with Section 6. Neither Employer nor Employee shall have any obligation to extend or renew this Agreement. In the event that Employee’s employment has not theretofore been terminated and Employer has not offered to extend or renew Employee’s employment under this Agreement, upon expiration of the Term Employer shall continue to pay Employee his salary as provided for in Section 5.1 during the period commencing on the final date of the Term and ending on (a) June 30, 2022 or (b) the date of Employee’s re-employment with another employer, whichever is earlier; provided that, as a condition to Employer’s obligations under this sentence, Employee shall have executed and delivered to Employer a General Release of All Claims in the form attached hereto as Exhibit A. Employee shall notify Employer immediately in the event Employee accepts such employment with another employer.

5. Compensation. As the total consideration for Employee’s services rendered hereunder, Employer shall pay or provide Employee the following compensation and benefits:

5.1. Salary. Employee shall be entitled to receive an annual salary of Four Hundred Thousand Dollars ($400,000), payable in accordance with Employer’s normal payroll policies and procedures.

5.2. Discretionary Bonus. Employee also may be eligible for a bonus from time to time for his services during the Term. Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof shall be in Employer’s sole discretion.

5.3. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.

5.4. Vacation. Employee shall continue to accrue vacation days without loss of compensation in accordance with Employer’s usual policies applicable to all employees at a rate of four weeks’ vacation time for each 12-month period during the Term.

5.5. Employee Benefits. Employee shall be eligible to participate in all employee benefit plans and programs, fringe benefits and perquisites as in effect generally with respect to other senior officers of Employer.

5.6. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

5.7. Termination. This Agreement may be terminated as set forth in this Section 6.

5.8. Termination by Employer for Cause. Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee. “Cause” for this purpose shall mean any of the following:

(a) Employee’s breach of any material term of this Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;

(b) Employee’s conviction of, or plea of guilty or nolo contendere to, any misdemeanor, felony or other crime of moral turpitude;

(c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;

(d) Employee’s continual failure or refusal to perform his material duties as required under this Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;

(e) Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

(f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Employee’s employment by Employer for Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment upon the effective date of termination of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination and any unpaid bonus that may have been awarded Employee as provided in Section 5.2 prior to such date.

5.9. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon ten days’ notice to Employee. Upon termination of Employee’s employment by Employer without Cause, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to (1) any accrued but unpaid salary and unused vacation as of the date of such termination as required by California law, which shall be due and payable upon the effective date of such termination, (2) any unpaid bonus that may have been awarded to Employee under Section 5.2 prior to such date, which shall be due and payable in accordance with Employer’s normal payroll practices or as otherwise required by California law, (3) all of Employee’s vested stock options and other equity awards as of the date of termination of Employee’s employment shall remain exercisable for their full term, (4) retain and have full ownership of all electronic devices provided to Employee (including, without limitation, a computer, telephone, tablet and printer), provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Employee, (5) an amount, which shall be due and payable within ten days following the effective date of such termination, equal to six months’ salary as provided in Section 5.1., provided, that if such termination occurs following a Change of Control (as hereinafter defined), then the amount described in this clause (5) shall be equal to 12 months’ salary as provided in Section 5.1, any amount due under Section 5.2, and (6) continued participation, at Employer’s cost and expense, of Employee and his dependents for a period of six months following such termination (12 months if such termination occurs following a Change of Control) in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination. Employee’s right to the compensation and benefits provided for in clauses (5) and (6) of this Section 6.2 shall be conditioned upon Employee having executed and delivered to Employer a General Release of All Claims in the form attached hereto as Exhibit A. For purposes of this Section 6.2, a “Change of Control” shall have the meaning ascribed to the term “Corporate Transaction” in Employer’s 2019 Stock Incentive Plan, as such Plan may be amended from time to time.

6.3 Death or Disability. In the event of Employee’s death or “Disability” (as defined below) during the Term, the Employee’s employment shall automatically cease and terminate as of the date of Employee’s death or the effective date of Employer’s written notice to Employee of its decision to terminate his employment by reason of his Disability, as the case may be, and Employee or his heirs or personal representative shall be entitled to the same payments and benefits, at the same times, as described in Section 6.2 for a termination of employment by Employer without Cause and all of Employee’s stock options and any other equity awards based on Employer securities held by Employee at the time of his death or Disability shall immediately vest in full and shall remain exercisable thereafter for their full term. In addition, Employee or his heirs or personal representative shall be entitled to retain and have full ownership of all electronic devices provided to Employee (including, without limitation, a computer, telephone and tablet); provided that all Employer confidential information shall be deleted by Employer from such devices before releasing them to Employee or such heirs or personal representatives. Notwithstanding the foregoing or any provision of Section 6.2, Employer’s obligation to pay Employee the salary called for in Section 6.2 for the Severance Period following termination of his employment by reason of his Disability shall be subject to offset and shall be reduced by any and all amounts paid to Employee under any disability insurance policy paid or provided for by Employer as provided in Section 5.6 or otherwise. Employee’s “Disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or by Employee, as the case may be) with respect to Employee or, if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive.

6. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties hereunder; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. Employee shall maintain in trust all such trade secrets or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control. Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.

7. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

8. Indemnification; Insurance. Employer and Employee acknowledge that, as the Chief Financial Officer of the Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent provided by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.

9. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

10. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, that this Agreement may be assigned by Employer to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer.

11. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement.

12. Amendment. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

13. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to California’s choice-of-law rules.

14. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer:

CytRx Corporation

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

Facsimile: (310) 826-5529

Attention: Chief Executive Officer

If to Employee:

John Caloz

9901 Washington Blvd, Ste 512

Culver City, California 90232

15. Survival. Sections 7 through 16, 18 and 19 shall survive the expiration or termination of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A counterpart executed and transmitted by facsimile shall have the same force and effect as an originally executed counterpart.

17. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit (up to a maximum of $15,000) in addition to any other recoveries.

18. No Interpretation of Ambiguities Against Drafting Party. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, the parties agree that any rule of law, including, but not limited to, California Civil Code Section 1654 or any other statutes, legal decisions, or common law principles of similar effect, that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

CytRx Corporation

By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
Chairman of the Board and Chief Executive Officer

“EMPLOYEE”

/s/ John Caloz
John Caloz